Exhibit 5.1

[Letterhead of Conyers Dill & Pearman]

4 June, 2014

Matter No.: 879448

Doc Ref: 7745354

(852) 2842 9550

Charissa.Ball@conyersdill.com

Trina Solar Limited
No. 2 Tian He Road
Electronics Park
New District
Changzhou
Jiangsu 213031
People’s Republic of China

Dear Sirs,

Trina Solar Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 4 June, 2014, and the base prospectus (the “Prospectus”) included therein (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the issuance and sale from time to time by the Company under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of ordinary shares, par value US$0.00001 each (the “Ordinary Shares”) in the form of American Depositary Shares.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement.  We have also reviewed copies of (1) the amended and restated memorandum and articles of association of the Company adopted on 22 November, 2006 and as further amended on 1 September, 2009 (“Memorandum and Articles of Association”), (2) the written resolutions of the board of directors of the Company passed on 23 April, 2014 (the “Board Resolutions”), (3) an extract of the resolutions of the shareholders of the Company passed on 1 September, 2009 increasing the authorised share capital of the Company (the “Shareholders’ Resolutions” and together with the Board Resolutions, the “Resolutions”) (4) a certificate of good standing dated 23 May, 2014 (the “Certificate Date”) issued by the Registry of Companies of the Cayman Islands in respect of the Company, (5) the results of our searches against the Company at the Companies Registry and Grand Court in the Cayman Islands conducted on 2 June, 2014, and (6) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the continuing accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us; (d) that the Resolutions were each passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended; (e) that the Memorandum and Articles of Association will not be amended in any manner that would affect the opinions expressed herein; (f) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (g) that the Company will have sufficient authorised share capital to effect the issue of any of the Ordinary Shares at the time of issuance; (h) that no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Ordinary Shares; (i) that upon the issue of any Ordinary Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; and (j) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Ordinary Shares by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing we are of the opinion that:

1.                                     The Company is duly incorporated and existing under the laws of the Cayman Islands and is, as at the Certificate Date, in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands governmental authority, or to pay any Cayman Islands government fee which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.                                      Based solely on our review of the Shareholders’ Resolutions, the Company has an authorised share capital of US$730,000 divided into 73,000,000,000 shares of US$0.00001 each. The Ordinary Shares to be issued pursuant to the Registration Statement have been duly and validly authorised and, when the Ordinary Shares are allotted and issued in the manner set out in the Prospectus, the consideration has been paid therefor and upon entering into the register of members of the Company, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).  The Ordinary Shares will, on the date they are issued, rank pari passu with all other issued Ordinary Shares of the Company subject to the rights, privileges and restrictions set forth in the memorandum and articles of association of the Company and are not subject to any pre-emptive or similar rights under the Companies Law, Cap.22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands or pursuant to the memorandum and articles of association of the Company.

3.                                      The statements contained under the heading “Description of Share Capital” of the Prospectus, insofar and to the extent that they constitute a summary or description of the laws and regulations of the Cayman Islands and a summary of the terms of the share capital and the Memorandum and Articles of Association, are true and correct in all respects and nothing has been omitted from such statements which would make them misleading in any material respect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the Prospectus.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited

Conyers Dill & Pearman (Cayman) Limited